EXHIBIT 99.A
News

El Paso Natural Gas Company and Navajo Nation Announce Interim Arrangement to Extend Right of Way

HOUSTON, TEXAS, January 17, 2006—El Paso Natural Gas Company (EPNG), a wholly owned subsidiary of El Paso Corporation (NYSE: EP), and the Navajo Nation announced today that the parties have reached an interim arrangement to extend EPNG’s right-of-way access across the Navajo Nation through December 31, 2006. A substantial controversy exists between the Navajo Nation and EPNG as to what constitutes fair consideration for a long-term extension of the right of way. This arrangement will provide more time for the parties to negotiate an agreement.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

The Navajo Nation is the largest Indian nation in the United States, basing its government-to-government relationship with the federal government on treaties signed in 1849 and 1868. The three-branch Navajo Nation government governs a land base about the size of West Virginia. The Navajo Nation uses its natural resources to provide essential governmental services and to improve the standard of living of its citizens.

El Paso Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the uncertainties associated with potential legal and other action the Navajo Nation may take in the future; the uncertainties associated with the U.S. Department of Interior’s actions with respect to our renewal request; the uncertainties associated with governmental regulation, including our ability to recover the costs associated with any payments for rights of way on the Navajo Nation; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

El Paso Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828